EXHIBIT 10.122
OMNIBUS 409A AMENDMENT OF
NEW ALBERTSONS NONQUALIFIED PLANS
Effective January 1, 2009
New Albertson’s, Inc. is the current sponsor of the nonqualified deferred compensation plans listed on Schedule A to this Amendment (the “Plans”). Effective April 28, 2006, the Plans were amended by predecessor sponsor, Albertson’s, Inc., to give each participant the right to make an election prior to May 22, 2006, to receive a lump sum payment of the amount of the participant’s benefit in the Plan within 30 days after January 1, 2007, or, if later, the effective date of the change in control of Albertson’s, Inc.; provided, however, that such election would not prevent payment or commencement of a participant’s benefit on a scheduled distribution date occurring prior to such lump sum payment date. Such amendments were material modifications (as defined in Code section 409A) of the Plans that were in effect as of October 3, 2004, and, as a result, all benefits in the Plans are subject to Code section 409A.
New Albertson’s, Inc. now wishes to amend the Plans as set forth in this Amendment and to provide for distribution elections in accordance with the transition relief described in IRS Notice 2005-1; Q&A-19(c) and the preambles to the proposed regulations under section 409A of the Code.
1.        Participation and Deferral Elections. The Plans were closed to new participants prior to January 1, 2009. No deferrals will be made to the Plans based on service on or after January 1, 2009. All accruals and credits in the Plans were discontinued prior to January 1, 2009 (except for interest credits based on amounts credited prior to January 1, 2009).
2.        Distributions. The rules set forth in this Amendment supersede and replace all rules in the Plans related to distributions. No distributions or changes in distributions shall be made from the Plan except as specifically provided in this Amendment.
            2.1.        Time of Distribution. At the election of the Participant, distribution of the Participant’s entire benefit in the Plan (i.e., all deferral years or “Class Years” including Class Years currently in pay status) shall be made or commenced within 60 days after:
(a)	the Participant’s Separation from Service (except for Participants who have Separated from Service before January 1, 2009), or

(b)	March 1 in the year specified by the Participant, but not later than the year in which the Participant attains age sixty-five (65);
                 provided, however, that
(i)	with respect to Class Years in pay status as of December 31, 2008, the Participant may elect to continue the distribution of such Class Years as previously elected; and

(ii)
with respect to Class Years in pay status as of December 31, 2008, the Participant may elect a different time and form of distribution under this Amendment than the Participant elects under this Amendment with respect to Class Years not in pay status as of December 31, 2008; and

(iii)	if the Participant elects to receive distribution in a lump sum, the year specified by the Participant under (b) above shall be 2010 or later.
If distribution is made or commenced on account of the Participant’s Separation from Service and if the Participant is a Specified Employee, distribution shall be delayed until the six (6) month anniversary of the date following the date of the Participant’s Separation from Service (or if earlier, until the death of the Participant) and distribution shall be made or commenced on the first payroll date of the Company thereafter.
Notwithstanding the foregoing, the time of any distribution shall be delayed in accordance with the rules in paragraph 5 below related to subsequent election changes.
          2.2.       Form of Distribution. Distribution of the Participant’s benefit shall be made in whichever of the following forms the Participant shall have timely elected:
(a)	single lump sum, or

(b)	annual installments over 2, 3, 4, 5, 10 or 15 years as specified by the Participant.
Annual installment amounts shall be determined by dividing the amount of the Participant’s benefit in the Plan on the date as of which the installment is being paid by the number of remaining installment payments to be made (including the payments being determined).
          2.3.       Default Election. If for any reason a Participant shall have failed to make a timely election of time and form for distribution (including reasons entirely beyond the control of the Participant), the Participant shall be deemed to have elected to receive distribution as follows:
(a)
Years in Pay Status. With respect to the Participant’s Class Years that are in pay status as of December 31, 2008, the Participant shall be deemed to have elected to continue the distribution of such Class Years as previously elected.

(b)
Years Not in Pay Status. With respect to the Participant’s Class Years that are not in pay status as of December 31, 2008, the Participant shall be deemed to have elected to receive distribution in a single lump sum within 60 days after:

(i)	the Participant’s Separation from Service if the Participant was not Separated from Service on or before December 31, 2008, or

(ii)	March 1, 2010, if the Participant was Separated from Service on or before December 31, 2008.
          2.4.       Compliance with 409A Transition Relief. In accordance with IRS Notice 2005-1; Q&A-19(c) and the preambles to the proposed regulations under section 409A of the Code, in no event shall any election under this Amendment result in the payment in 2008 of an amount that would otherwise have been paid in 2009 or result in the payment in 2009 of an amount that would otherwise have been paid in 2008.
          2.5.       Subsequent Changes in Distribution Elections. After the distribution elections made prior to January 1, 2009, in accordance with the transition relief described in IRS Notice 2005-1; Q&A-19(c) and the preambles to the proposed regulations under section 409A of the Code, changes in distribution elections shall be permitted only as follows:.
(a)
Years in Pay Status as of December 31, 2008. With respect to the Class Years in pay status as of December 31, 2008, regardless whether the Participant (i) elected (either affirmatively or by default) to continue distribution as previously elected, or (ii) elected (either affirmatively or by default) a time and form of distribution under this Amendment, the Participant shall not be permitted to make any subsequent changes in time or form of distribution.

(b)
Years Not in Pay Status as of December 31, 2008. With respect to all Class Years not in pay status as of December 31, 2008, and for which the Participant elected (either affirmatively or by default) a time and form of distribution under this Amendment, the Participant shall be permitted to change prior elections if such election change is made in the form and manner prescribed by the Plan administrator and only if the following conditions are satisfied: (i) the election change shall not take effect until the date that is twelve (12) months after the date on which the Participant submits the election change, and (ii) distribution shall be delayed until the date that is five (5) years or more after the date the distribution would have been made or commenced but for the election change.

3.        Definitions. When the following terms are used with initial capital letters, they shall have the following meanings:
            3.1..       Affiliate means a business entity that is treated as a single employer with New Albertson’s, Inc. under the rules of section 414(b) and (c) of the Code, including the eighty percent (80%) standard therein.
            3.2.        Employer means New Albertson’s, Inc.
            3.3.        Separation from Service means a severance of a Participant’s employment relationship with the Employer and all Affiliates for any reason other than the Participant’s death.

(a)	A transfer from employment with an Employer to employment with an Affiliate, or vice versa, shall not constitute a Separation from Service.

(b)
Whether a Separation from Service has occurred is determined based on whether the facts and circumstances indicate that the Employer and employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the employee would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the employer if the employee has been providing services to the employer for less than thirty-six months).

(c)
Separation from Service shall not be deemed to occur while the employee is on military leave, sick leave or other bona fide leave of absence if the period does not exceed six (6) months or, if longer, so long as the employee retains a right to reemployment with the Employer or an Affiliate under an applicable statute or by contract. For this purpose, a leave is bona fide only if, and so long as, there is a reasonable expectation that the employee will return to perform services for the Employer or an Affiliate. Notwithstanding the foregoing, a 29-month period of absence will be substituted for such 6-month period if the leave is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of no less than 6 months and that causes the employee to be unable to perform the duties of his or her position of employment.

(d)
Where as part of a sale or other disposition of assets by the Employer to an employer that is not an Affiliate, an employee providing services to the Employer immediately before the transaction and to the buyer immediately after the transaction (“Affected Employee”) would otherwise experience a Separation from Service from the Employer as a result of the transaction, the Employer and the buyer shall have the discretion to specify that the Affected Employee has not experienced a Separation from Service if (i) the transaction results from bona fide, arm’s length negotiations, (ii) all Affected Employees are treated consistently, and (iii) such treatment is specified in writing no later than the closing date of the transaction.

(e)
Pursuant to the Purchase and Separation Agreement dated January 22, 2006 (as amended June 2, 2006) by and among Albertson’s Inc., New Albertson’s, Inc., SUPERVALU INC., and AB Acquisition LLC, certain employees of Albertson’s, Inc. became employees of New Albertson’s, Inc. or Albertson’s LLC on June 2, 2006. Such employees are Affected Employees under paragraph (d) above and did not experience a Separation from Service on June 2, 2006. For purposes of determining whether a Separation from Service has occurred for such Affected Employees after June 2, 2006, (i) for employees of New Albertson’s, Inc., Employer and Affiliate shall have the meaning set forth in this Amendment, and (ii) for employees of Albertson’s LLC, Employer shall mean Albertson’s LLC, and Affiliate shall mean a business entity that is treated as a single employer with Albertson’s LLC under the rules of section 414(b) and (c) of the Code, including the eighty percent (80%) standard therein.

          3.4.             Specified Employee means a Participant who is a key employee as defined in section 416(i) of the Code. A Participant’s status as a Specified Employee shall be determined each December 31st based on the facts existing during the year ending on that date. If a Participant is determined to be a Specified Employee on that date, the Participant shall be treated as a Specified Employee for purposes of the six (6) month delay under paragraph 1 if Separation from Service occurs during the twelve (12) month period beginning the following April 1.
4.        Death Benefit. If the Participant dies after distribution has begun, remaining installments will continue to the beneficiary designated by the Participant or, if there is no such designation, to the Participant’s estate. If the Participant dies before distribution has begun, distribution will be made within sixty (60) days after the Participant’s death in a lump sum to the beneficiary designated by the Participant or, if there is no such designation, to the Participant’s estate.
5.       Construction. The rules of section 409A of the Code shall apply to the Plans and this Amendment and the Plans and this Amendment shall be construed and administered accordingly. Notwithstanding the foregoing, neither SUPERVALU INC., nor the Employer nor any of their officers, directors, agents or affiliates shall be obligated, directly or indirectly to any Participant or any other person for any taxes, penalties, interest or like amounts that may be imposed on the Participant or other person on account of any amounts under the Plans or on account of any failure to comply with any Code section.
6.        Savings Clause. Save and except as hereinabove expressly amended, the Plans shall continue in full force and effect.

SCHEDULE A
(List of Plans)
Albertson’s, Inc. 2000 Deferred Compensation Plan
Albertson’s, Inc. Executive ASRE Makeup Plan
Albertson’s, Inc. 1990 Deferred Compensation Plan
Albertson’s, Inc. Non-Employee Directors’ Deferred Compensation Plan
Albertson’s, Inc. Executive Deferred Compensation Plan 1989
Albertson’s, Inc. Senior Executive Deferred Compensation Plan 1989
Extreme Inc. Executive ESRP Makeup Plan
Shaw’s Supermarkets, Inc. Deferred Compensation Plan
Shaw’s Supermarkets, Inc. Supplemental Savings Plan
American Stores Company Supplemental Executive Retirement Plan (1976)
American Stores Company Supplemental Executive Retirement Plan (1985)
American Stores Company Supplemental Executive Retirement Plan (1994)
American Superstores Non-Employee Directors’ Deferred Fee Plan
Contingent Compensation Plan for Employees of Jewel Companies, Inc.
Jewel Companies Non-Employee Directors’ Fee Plan